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EXHIBIT 99.1

TENNECO AUTOMOTIVE ELECTS JANE L. WARNER AS NEW DIRECTOR

LAKE FOREST, ILLINOIS, OCTOBER 6, 2004 - Tenneco Automotive (NYSE: TEN) announced today that Jane L. Warner has been elected to the company's board of directors. Since June 2004, Jane Warner has been president of Plexus Systems, a leading provider of web-based manufacturing software, having joined from Electronic Data Systems Corporation where she was president of its global manufacturing industry solutions group. Ms. Warner joined EDS in 2000, serving as managing director of its global automotive industry group.


"We are very pleased to have Jane Warner join our board with her extensive automotive background and experience in global manufacturing operations," said Mark P. Frissora, chairman and CEO, Tenneco Automotive. "I look forward to her leadership and strategic counsel as we grow our businesses while continuing to optimize our manufacturing and distribution footprint."


Prior to joining EDS, Ms. Warner spent more than 25 years in the automotive industry holding key executive positions with both OEM and supply base companies. Most recently, she served as president of Kautex Textron North America and executive vice president for Textron Automotive. She joined the company in 1994 as president of Randall Textron. Previously, Ms. Warner had a distinguished 20-year career with General Motors, holding leadership positions in engineering, manufacturing and human resources.


Ms. Warner is a board member of MeadWestvaco Corporation, where she sits on the audit and safety, health and environmental committees. Ms. Warner is also a board member of the Original Equipment Suppliers Association and chairman of the board of trustees for Kettering University.


Tenneco Automotive is a $3.8 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,200 employees worldwide. Tenneco Automotive is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco Automotive markets its products principally under the Monroe(R), Walker(R), Gillet(R) and Clevite(R) Elastomer brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers, Dynomax(R) performance exhaust products, and Clevite(R) Elastomer noise, vibration and harshness control components.

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CONTACT:
Tenneco Automotive, Media Relations
Jane Ostrander
(1) 847 482 5607
jane.ostrander@tenneco-automotive.com

Tenneco Automotive, Investor Relations
Leslie Hunziker
(1) 847 482 5042
leslie.hunziker@tenneco-automotive.com